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                                                                       EXHIBIT 5







                                January 29, 2001


Board of Directors
SouthTrust Corporation
420 North 20th Street
Birmingham, Alabama 35203


Gentlemen:

                  In our capacity as counsel for SouthTrust Corporation, a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to the proposed offering of up to 36,649 shares of common stock, par value $2.50 per share (the "Common Stock"), of the Company and 36,649 rights to purchase Common Stock (the "Rights") pursuant to the assumption of options issued pursuant to the stock option plan of First Bank Holding Company (the "Plan") in connection with the acquisition of First Bank Holding Company by the Company. In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

                  Upon the basis of the foregoing, we are of the opinion that the shares of the Common Stock of the Company and the Rights referred to above to be offered under the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement.



                                       Very truly yours,


                                       /s/ BRADLEY ARANT ROSE & WHITE LLP